SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

              Pursuant to Section 13(a) or 15(d) of the Securities
                              Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                December 31, 1997

                      ABIGAIL ADAMS NATIONAL BANCORP, INC.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                0-10971                 52-1508198
           --------                -------                  --------
  (State or other jurisdiction    (Commission File    (IRS  Employer of
     of incorporation                Number)             Identification No.)


                 1627 K Street, Washington, DC           20006
 ------------------------------------------------------------------------------
           (Address of principal executive offices)    (Zip Code)


       Registrant's telephone number, including area code: (202) 466-4090













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Item 5. Other Events
        ------------

         A Special Meeting of Stockholders (the "Special Meeting") of Abigail Adams National Bancorp, Inc. ("AANB") was held on December 31, 1997. The purpose of the meeting was to consider and vote upon a proposal to ratify the AANB Board of Directors' approval and adoption of the Agreement and Plan of Reorganization, dated as of June 23, 1997 as amended, by and among AANB, Ballston Bancorp, Inc. and The Bank of Northern Virginia (the "Ballston Agreement") and the merger provided for therein, and approve the issuance of a number of shares, subject to adjustment,of the common stock of AANB, par value $0.01 per share, to holders of the common stock, par value $0.20 per share of Ballston sufficient to complete AANB's proposed acquisition of Ballston through the merger of Ballston with and into Adams Acquisition Corporation, a to-be- formed wholly-owned subsidiary of AANB (the "Ballston Transaction"). At the Special Meeting, a vote of the stockholders was taken and the Ballston Transaction was not approved. As a result, the Ballston Agreement will terminate in accordance with its terms.

     In connection with the Special Meeting and the Ballston Transaction, on December 12, 1997, AANB filed a lawsuit in the United States District Court for the District of Columbia against three directors of AANB, Marshall T. Reynolds, Jeanne Hubbard, and Robert L. Shell, Jr. and certain other individuals (the "Defendants") entitled Abigail Adams National Bancorp, Inc. v. Marshall T. Reynolds, et al., 1:97CV02974 (the "Lawsuit"). The Lawsuit alleges that the Defendants have violated Sections 13(d) and 14(a) of the Securities Exchange Act, have tortiously interfered with the Ballston Agreement and that certain defendants have breached fiduciary duties owed to AANB. AANB plans to continue to seek damages under the Lawsuit.

         A copy of a press release issued by AANB on December 31, 1997 in regard to the Special Meeting is attached as Exhibit 1.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       ABIGAIL ADAMS NATIONAL BANCORP, INC.

Date: January 5, 1998                  By: /s/ Barbara Davis Blum
                                       ----------------------
                                       Barbara Davis Blum
                                       Chairwoman, President and
                                       Chief Executive Officer




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                                  EXHIBIT INDEX



Exhibit No.     Description
-----------     -----------


   99.1        Press Release of Abigail Adams National Bancorp,
               Inc., dated December 31, 1997